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                                                                    EXHIBIT 23.1




                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Six Flags, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4 of Six Flags, Inc. of our report dated March 5, 2002, relating to the consolidated balance sheets of Six Flags, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Six Flags, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.

Our report refers to a change in the accounting for derivative instruments and hedging activities in 2001.

                                                                       KPMG LLP

Oklahoma City, Oklahoma
May 6, 2002